Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated June 3, 2015, relating to the consolidated financial statements of Dorian LPG Ltd. and our report dated July 29, 2014 relating to the combined financial statements of the Predecessor Businesses of Dorian LPG Ltd. appearing in  the Annual Report on Form 10-K of  Dorian LPG Ltd. for the year ended March 31, 2015, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte. Hadjipavlou, Sofianos & Cambanis S.A.
Athens, Greece
December 4, 2015